ACCESSION NUMBER:		0000902664-08-002449
CONFORMED SUBMISSION TYPE:	SC 13G/A
PUBLIC DOCUMENT COUNT:		1
FILED AS OF DATE:		20090204
DATE AS OF CHANGE:		20081231

SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			DANA HOLDING CORP
		CENTRAL INDEX KEY:			0000026780
		STANDARD INDUSTRIAL CLASSIFICATION:	MOTOR VEHICLE PARTS & ACCESSORIES [3714]
		IRS NUMBER:				261531856
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G/A
		SEC ACT:		1934 Act
		SEC FILE NUMBER:	005-10058
		FILM NUMBER:		08985709

	BUSINESS ADDRESS:
		STREET 1:		4500 DORR ST
		CITY:			TOLEDO
		STATE:			OH
		ZIP:			43615
		BUSINESS PHONE:		419-535-4500

	MAIL ADDRESS:
		STREET 1:		PO BOX 1000
		CITY:			TOLEDO
		STATE:			OH
		ZIP:			43697

	FORMER COMPANY:
		FORMER CONFORMED NAME:	DANA CORP
		DATE OF NAME CHANGE:	19920703

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			P SCHOENFELD ASSET MANAGEMENT LP/DE
		CENTRAL INDEX KEY:			0001040198
		IRS NUMBER:				133947480
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G/A

	BUSINESS ADDRESS:
		STREET 1:		1350 AVENUE OF THE AMERICAS
		STREET 2:		21ST FLOOR
		CITY:			NEW YORK
		STATE:			NY
		ZIP:			10019
		BUSINESS PHONE:		2126499500

	MAIL ADDRESS:
		STREET 1:		1350 AVENUE OF THE AMERICAS
		STREET 2:		21ST FLOOR
		CITY:			NEW YORK
		STATE:			NY
		ZIP:			10019



			 SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                               Dana Holding Corp.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    235825205
                                 (CUSIP Number)

                                  DEC. 31, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 15 Pages)
- ---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 235825205                 13G/A                    Page 2 of 16 Pages

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        P. SCHOENFELD ASSET MANAGEMENT LP
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                        2,892,918
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        2,892,918
- -----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                        2,892,918
- -----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
- -----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        2.84%
- -----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        IA
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 235825205                 13G/A                    Page 3 of 16 Pages

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        P. SCHOENFELD ASSET MANAGEMENT GP LLC
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                        2,892,918
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        2,892,918
- -----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                        2,892,918
- -----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
- -----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        2.84%
- -----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        CO
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 235825205                 13G/A                    Page 4 of 16 Pages

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        PETER M. SCHOENFELD
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                        2,892,918
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        2,892,918
- -----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                        2,892,918
- -----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
- -----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        2.84%
- -----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        IN
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 235825205                 13G/A                    Page 5 of 16 Pages

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        PSAM WORLDARB MASTER FUND LTD.
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                        2,177,965
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        2,177,965
- -----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                        2,177,965
- -----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
- -----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        2.15%
- -----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        OO
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 235825205                 13G/A                    Page 6 of 16 Pages

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        REBOUND PORTFOLIO LTD.
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                        267,227
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        267,227
- -----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                        267,227
- -----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
- -----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        0.27%
- -----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        OO
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 235825205                 13G/A                    Page 7 of 16 Pages

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        SYNAPSE I, LLC
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        NEW YORK
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                        66,494
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        66,494
- -----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
\           BY EACH REPORTING PERSON
                        66,494
- -----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
- -----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        0.07%
- -----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        OO
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 235825205                 13G/A                    Page 8 of 16 Pages

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        SPARTAN PARTNERS LP
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                       66,494

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        66,494
- -----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                        66,494
- -----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
- -----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        0.07%
- -----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        PN
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 235825205                 13G/A                    Page 9 of 16 Pages

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        PSAM Texas Master Fund Ltd.
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                        26,494
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                        -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        26,494
- -----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                        26,494
- -----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
- -----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        0.03%
- -----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        OO
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 235825205                 13G/A                    Page 10 of 16 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Dana Holding Corp. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

                   The Company's principal executive office is located at:

                          4500 Dorr Street, Toledo, Ohio 43615

Item 2(a).     Name of Person Filing:

     This statement is filed by:

           (i) P. Schoenfeld Asset Management LP, a Delaware limited partnership ("PSAM"), which serves as the investment adviser to Spartan (as defined below), WorldArb (as defined below), Rebound (as defined below), Texas (as defined below) and certain managed accounts (collectively, the "Accounts"), with respect to the shares of Common Stock directly owned by each of the Accounts and has full discretion to make all investment decisions for the Accounts with respect to the shares of Common Stock (as defined in Item 2(d) below) directly owned by each of the Accounts;

          (ii) P. Schoenfeld Asset Management GP LLC, a New York limited liability company ("PSAM GP"), which serves as the general partner of PSAM;

         (iii) Mr. Peter M. Schoenfeld ("Mr. Schoenfeld"), who serves as the managing member of PSAM GP with respect to shares of Common Stock directly owned by the Accounts;


          (iv) PSAM WorldArb Master Fund Ltd., a Cayman Islands exempted limited company ("WorldArb"), with respect to shares of Common Stock directly owned by it;

           (v) Rebound Portfolio Ltd., a Cayman Islands exempted company ("Rebound"), with respect to shares of Common Stock directly owned by it;

          (vi) Synapse I, LLC, a New York limited liability company ("Synapse I") which serves as the general partner of Spartan, with respect to shares of Common Stock directly owned by Spartan;

         (vii) Spartan Partners LP, a Delaware limited partnership ("Spartan"), with respect to shares of Common Stock directly owned by it; and

	(viii) PSAM Texas Master Fund Ltd., a Cayman Islands exempted limited company ("Texas"), with respect to shares of Common Stock directly owned by it.

CUSIP No. 235825205                 13G/A                    Page 11 of 16 Pages


Spartan, Synapse I, WorldArb, Rebound, Texas, PSAM, PSAM GP and Mr.
Schoenfeld are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons except Texas, WorldArb and Rebound is 1350 Avenue of the Americas, 21st Floor, New York, NY 10019. The address of the principal business office of Texas, WorldArb and Rebound is c/o Citco Fund Services (Cayman Islands) Limited, Winward 1, 2nd Floor, Regatta Office Park, West Bay Road,
PO Box 31106,Grand Cayman KY1-1205, Cayman Islands.

Item 2(c).     Citizenship:

     Spartan and PSAM are organized under the laws of the State of Delaware. Each of Synapse I and PSAM GP is organized under the laws of the State of New York. Texas, WorldArb and Rebound are exempted limited companies organized under the laws of the Cayman Islands. Mr. Schoenfeld is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $.01 per share (the "Common Stock")

Item 2(e).  CUSIP Number:

     235825205

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

CUSIP No. 235825205                 13G/A                    Page 12 of 16 Pages

         (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

         (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]


Item 4.   Ownership.

     A. P. Schoenfeld Asset Management LP
          (a) Amount beneficially owned: 2,892,918
          (b) Percent of class: 2.84%
              The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 100,036,390 shares of Common Stock issued and outstanding on December 31, 2008, as reflected in the Company's Form 10-Q filed on November 7, 2008 and includes 1,965,588 shares of Convertible Preferred Stock convertible into shares of Common Stock within sixty (60) days or less.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 2,892,918
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 2,892,918

 B.  P. Schoenfeld Asset Management GP LLC
         (a) Amount beneficially owned: 2,892,918

         (b) Percent of class: 2.84%

         (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 2,892,918
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 2,892,918


     C. Peter M. Schoenfeld
          (a) Amount beneficially owned: 2,892,918
          (b) Percent of class: 2.84%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 2,892,918
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 2,892,918

CUSIP No. 235825205                 13G/A                    Page 13 of 16 Pages


     D. PSAM WorldArb Master Fund Ltd.
          (a) Amount beneficially owned: 2,177,965
          (b) Percent of class: 2.15%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 2,177,965
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 2,177,965

     E. Rebound Portfolio Ltd.
          (a) Amount beneficially owned: 267,227
          (b) Percent of class: 0.27%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 267,227
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 267,227

     F. Synapse I, LLC
          (a) Amount beneficially owned: 66,494
          (b) Percent of class: 0.07%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote 66,494
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 66,494

     G. Spartan Partners, L.P
          (a) Amount beneficially owned: 66,494
          (b) Percent of class:  0.07%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 66,494
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 66,494

     H. PSAM Texas Master Fund Ltd.
	  (a) Amount beneficially owned: 26,494
	  (b) Percent of class:  .03%
	  (c) Number of shares as to which such person has:
	      	   (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 26,494
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
		       26,494

CUSIP No. 235825205                 13G/A                   Page 14 of 16 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     See Item 2.

Item 9.   Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 235825205                 13G/A                   Page 15 of 16 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 5, 2009


                                  /s/ Peter M. Schoenfeld
                                  -------------------------------------
                                  Peter M. Schoenfeld, (i) individually; (ii)
                                  as managing member of (a) P. Schoenfeld
          			  Asset Management GP LLC,
          			  for itself and as the general partner of P.
          			  Schoenfeld Asset Management LP;
                                  (b) Synapse I, LLC for itself and as the
                                  general partner of Spartan Partners, LP; and
                                  (iii) as director of PSAM WorldArb Master
                                  Fund Ltd., Rebound Portfolio Ltd., and PSAM
		         	  Texas Master Fund Ltd.

CUSIP No. 235825205                 13G/A                    Page 16 of 16 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 5, 2009


                                  /s/ Peter M. Schoenfeld
                                  -------------------------------------
                                  Peter M. Schoenfeld, (i) individually; (ii)
                                  as managing member of (a) P. Schoenfeld
          			  Asset Management GP LLC,
          			  for itself and as the general partner of P.
          			  Schoenfeld Asset Management LP;
                                  (b) Synapse I, LLC for itself and as the
                                  general partner of Spartan Partners, LP; and
                                  (iii) as director of PSAM WorldArb Master
                                  Fund Ltd., Rebound Portfolio Ltd., and PSAM
		          	  Texas Master Fund Ltd.
..